Exhibit 4.6

NOTICE OF RELIANCE

NATIONAL INSTRUMENT 51-102 – CONTINUOUS DISCLOSURE OBLIGATIONS

(“NI 51-102”)

To:	Ontario Securities Commission

And to:	British Columbia Securities Commission
Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

Manitoba Securities Commission

Autorité des marchés financiers (Québec)

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Office of the Superintendent of Securities, Prince Edward Island

Office of the Superintendent of Securities, Newfoundland and Labrador

Office of the Superintendent of Securities, Northwest Territories

Office of the Superintendent of Securities, Nunavut

Office of the Superintendent of Securities, Yukon

Notice is given that Granite REIT Holdings Limited Partnership relies on the financial statements, management’s discussion and analysis, annual information forms, management information circulars, material change reports and statements of executive compensation (if applicable) filed by Granite Real Estate Investment Trust (“Granite REIT”) pursuant to Section 13.4 of NI 51-102 and an exemption from certain of the continuous disclosure requirements of NI 51-102 set out in a decision of the Ontario Securities Commission, as principal regulator, dated December 21, 2012.

Please refer to the continuous disclosure documents filed by Granite REIT, which are available in electronic format at www.sedar.com under the SEDAR profile for Granite REIT.

Attached to this Notice and forming part hereof is the consolidating summary financial information for the applicable period(s) required by Section 13.4 of NI 51-102.

Dated: March 6, 2019.

GRANITE REIT HOLDINGS LIMITED PARTNERSHIP, by its general partner GRANITE REIT INC.

Per:	(signed) “Ilias Konstantopoulos”

Name: Ilias Konstantopoulos
Title: Chief Financial Officer

UNAUDITED SELECTED COMBINED AND CONSOLIDATING SUMMARY FINANCIAL INFORMATION (1)

For the three month period and year ended December 31, 2018

(in thousands of Canadian dollars)

Granite REIT Holdings Limited Partnership (“Granite LP”) is the debtor and a “credit support issuer” under senior unsecured debentures (“Debentures”) issued by it. Granite LP is wholly-owned, directly or indirectly, by Granite Real Estate Investment Trust and Granite REIT Inc. (collectively “Granite”). Granite, as “parent credit supporter”, fully and unconditionally guarantees the payment obligations of Granite LP under the Debentures. As set out in a decision dated December 21, 2012 of the Ontario Securities Commission, as principal regulator, an exemption from certain of the continuous disclosure requirements under Section 13.4 of National Instrument 51-102 (Continuous Disclosure Obligations) was granted to Granite LP. In compliance with that decision, the tables below set out certain selected summary combined or consolidating financial information for (i) the parent credit supporter (Granite on a combined basis), (ii) the credit support issuer (Granite LP consolidated), (iii) Granite’s non-guarantor subsidiaries, other than Granite LP, (iv) consolidating or combination adjustments, and (v) Granite and all of its subsidiaries on a combined and consolidated basis, in each case for the period indicated. This summary combined and consolidating financial information is unaudited and should be read in conjunction with Granite’s audited combined financial statements as at and for the year ended December 31, 2018.

For the three month period and year ended December 31, 2018:

	GRANITE (“PARENT CREDIT SUPPORTER”) (2)	GRANITE LP CONSOLIDATED (“CREDIT SUPPORT ISSUER”)	SUBSIDIARIES OF GRANITE OTHER THAN GRANITE LP (3)	CONSOLIDATING/ COMBINATION ADJUSTMENTS (4)	GRANITE COMBINED/ CONSOLIDATED
Three month period ended December 31, 2018
Revenue	—	59,869	—	—	59,869
Net income from continuing operations attributable to owners	85,858	85,852	—	(85,852)	85,858
Net income attributable to owners	85,858	85,852	—	(85,852)	85,858
Year ended December 31, 2018
Revenue	—	247,483	—	—	247,483
Net income from continuing operations attributable to owners	465,156	465,135	—	(465,135)	465,156
Net income attributable to owners	465,156	465,135	—	(465,135)	465,156
As at December 31, 2018
Total current assets	9,412	711,263	—	(10,683)	709,992
Total non-current assets	2,526,259	3,478,763	—	(2,526,259)	3,478,763
Total current liabilities	35,914	59,403	—	(10,683)	84,634
Total non-current liabilities	—	1,607,136	—	—	1,607,136

(1)	The summary financial information is prepared in accordance with International Financial Reporting Standards.
(2)	This column accounts for investments in all subsidiaries of Granite under the equity method.
(3)	There are no other subsidiaries of the parent credit supporter other than Granite LP and its consolidated subsidiaries.
(4)

This column includes the necessary amounts to eliminate the intercompany balances between Granite, Granite LP and other subsidiaries and other adjustments to arrive at the information for Granite on a combined consolidated basis.